Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	October 19, 2011
Contact:	Ron Martin/Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 3rd QUARTER RESULTS

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported consolidated financial results. For the three months ended September 30, 2011, consolidated net income was $1,749,000, while consolidated net income available to common shareholders was $1,177,000, or $0.15 per diluted common share. This compared favorably to net income available to common shareholders of $931,000, or $0.12 per diluted common share for the same period a year ago.

Year-to-date results for the nine months ended September 30, 2011, include net income of $4,364,000 and net income available to common shareholders of $3,371,000, compared to net income of $3,128,000 and net income available to common shareholders of $2,496,000 during the same period last year.

Net interest income remained stable decreasing slightly by $20,000 or 0.3% to $6.3 million for the three months ended September 30, 2011, compared to the same period last year. Year-to-date net interest income increased $182,000 from the previous year to $18.8 million.  The bank’s balance sheet growth, driven by core deposit expansion, and corresponding increases in the investment portfolio, have effectively offset the impact of the decrease in the loan portfolio.

Non interest expense for the quarter and nine month period ended September 30, 2011 totaled $4.2 million and $13.1 million, respectively, and $4.2 million and $12.9 million for the comparable periods in 2010. The year-to-date increase is primarily related to staffing and overhead costs associated with the opening of two branches in 2011.

“It has been a very positive year for Oak Valley Community Bank.  We opened two new locations within the core of our existing footprint, expanding service and convenience for both new and current customers,” stated Ron Martin, CEO.  “Earlier this year, we also reached a milestone, celebrating our 20 year anniversary and two decades providing a true community banking alternative to our friends and neighbors who appreciate the value of investing in the communities we call home.”

The Company continues to experience solid reductions in non-performing assets.  As of September 30, 2011, non-performing assets to total assets are 1.50%, or $8.7 million, down from 2.00%, or $10.7 million for the same period a year ago.

The provision for loan losses during the three months ended September 30, 2011, was $300,000, compared to $1.0 million during the same quarter of last year. However, in the last 12 months the ratio of loan loss reserves to gross loans has been increased from 1.88% to 2.26%.

During the quarter, the Company repaid the Treasury Capital Purchase Programs funds.  This resulted in the accelerated accretion of $361 thousand associated with a corresponding warrant to purchase Oak Valley Bancorp common stock.  The Bancorp concurrently participated in the Small Business Lending Fund, maintaining its strong capital position.

Total assets were $584.0 million at September 30, 2011, an increase of $49.1 million, or 9.2%, from September 30, 2010. The Company’s total deposits were $505.5 million as of September 30, 2011, an increase of $56.6 million, or 12.6% over September 30, 2010.  Gross loans decreased by $17.6 million, to $391.4 million as of September 30, 2011, a decrease of 4.3% from September 30, 2010.

The Company currently operates through 14 branches in Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, three branches in Modesto; and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information, please call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the corporation’s possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Community Bank

Statement of Condition (unaudited)

($ in thousands, except per share)	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
Selected Quarterly Operating Data:	2011	2011	2011	2010	2010

Net interest income	$6,339	$6,300	$6,206	$6,343	$6,359
Provision for loan losses	300	300	600	1,005	1,005
Non-interest income	764	680	671	715	676
Non-interest expense	4,208	4,401	4,526	3,826	4,188
Income before income taxes	2,595	2,279	1,751	2,227	1,842
Provision for income taxes	846	829	586	727	701
Net income	1,749	1,450	1,165	1,500	1,141

Preferred stock dividends and accretion	(572)	(211)	(210)	(210)	(210)
Net income available to common shareholders	1,177	1,239	955	1,290	931

Earnings per common share - basic	0.15	0.16	0.12	0.17	0.12
Earnings per common share - diluted	0.15	0.16	0.12	0.17	0.12
Dividends declared per common share	-	-	-	-	-
Return on average common equity	8.44%	9.33%	7.48%	9.99%	7.38%
Return on average assets	1.21%	1.03%	0.85%	1.09%	0.86%
Net interest margin (1)	4.85%	4.86%	4.92%	5.01%	5.23%
Efficiency Ratio (1)	58.27%	61.79%	65.09%	53.03%	58.99%

Capital - Period End
Book value per share	$7.26	$7.02	$6.78	$6.64	$6.57

Credit Quality - Period End
Nonperforming assets/ total assets	1.50%	1.62%	2.02%	2.22%	2.00%
Loan loss reserve/ gross loans	2.26%	2.20%	2.22%	2.04%	1.88%

Period End Balance Sheet
($ in thousands)
Total assets	$583,955	$572,262	$562,769	$552,396	$534,879
Gross Loans	391,379	390,521	395,243	404,194	408,971
Nonperforming assets	8,748	9,245	11,386	12,253	10,690
Allowance for credit losses	8,857	8,591	8,765	8,255	7,700
Deposits	505,505	496,212	485,641	476,739	448,904
Common Equity	56,071	54,134	52,279	51,158	50,605
Total Capital (2)	69,571	67,634	65,779	64,658	64,105

Non-Financial Data
Full-time equivalent staff	127	130	125	120	115
Number of banking offices	14	13	12	12	12

Common Shares outstanding
Period end	7,718,469	7,713,794	7,713,794	7,702,127	7,702,127
Period average - basic	7,705,164	7,713,794	7,711,401	7,702,127	7,692,900
Period average - diluted	7,731,463	7,745,193	7,742,230	7,719,157	7,729,175

Market Ratios
Stock Price	$4.05	$5.85	$5.99	$5.90	$5.40
Price/Earnings	6.68	9.08	11.93	8.88	11.25
Price/Book	0.56	0.83	0.88	0.89	0.82

($ in thousands, except per share)	Nine Months Ended September 30,
	2011	2010

Net interest income	$18,845	$18,663
Provision for loan losses	1,200	3,015
Non-interest income	2,115	2,055
Non-interest expense	13,135	12,949
Income before income taxes	6,625	4,754
Provision for income taxes	2,261	1,626
Net income	4,364	3,128
Preferred stock dividends and accretion	(993)	(632)
Net income available to common shareholders	3,371	2,496

Earnings per common share - basic	0.44	0.32
Earnings per common share - diluted	0.44	0.32
Dividends declared per common share	-	-
Return on average common equity	8.43%	6.83%
Return on average assets	1.03%	0.81%
Net interest margin (1)	4.88%	5.27%
Efficiency Ratio (1)	61.68%	61.88%

Capital - Period End
Book value per share	$7.26	$6.57

Credit Quality - Period End
Nonperforming assets/ total assets	1.50%	2.00%
Loan loss reserve/ gross loans	2.26%	1.88%

Period End Balance Sheet
($ in thousands)
Total assets	$583,955	$534,879
Gross Loans	391,379	408,971
Nonperforming assets	8,748	10,690
Allowance for credit losses	8,857	7,700
Deposits	505,505	448,904
Common Equity	56,071	50,605
Total Capital (2)	69,571	64,105

Non-Financial Data
Full-time equivalent staff	127	115
Number of banking offices	14	12

Common Shares outstanding
Period end	7,718,469	7,702,127
Period average - basic	7,710,097	7,685,592
Period average - diluted	7,739,589	7,719,616

Market Ratios
Stock Price	$4.05	$5.40
Price/Earnings	6.93	12.44
Price/Book	0.56	0.82

(1)  Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.

(2) Includes $13.5 million in preferred stock issued to the U.S. Treasury under the SBLF Program. Prior to 9/30/2011, it was issued under the TARP Capital Purchase Program.